     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 12, 2001
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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 1
                                     TO THE
                                  SCHEDULE 14C
                                 (RULE 14c-101)

                INFORMATION STATEMENT PURSUANT TO SECTION 14(c)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                            ------------------------

CHECK THE APPROPRIATE BOX:

[ ]  Preliminary Information Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14C-5(d)(2))

[X]  Definitive Information Statement

                           NEW ERA OF NETWORKS, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                            ------------------------

Payment of Filing Fee (check the appropriate box):  [ ]  No fee required.

[X]  Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

    (1) Title of each class of securities to which transaction applies: Common Stock, par value $0.0001 per share of New Era of Networks, Inc.

    (2) Aggregate number of securities to which transaction applies: 9,059,247

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11

         (Set forth the amount on which the filing fee is calculated and state how it was determined): $6.03, based on the average of the high and low prices of New Era of Networks, Inc. common stock as reported on The Nasdaq National Market on May 1, 2001.

    (4) Proposed maximum aggregate value of transaction: $54,627,260

    (5) Total fee paid: $10,926*

[ ]  Fee paid previously with preliminary materials

[X] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid: $62,694

    (2) Form, Schedule or Registration Statement No.: Form S-4, 333-57102

    (3) Filing Party: Sybase, Inc.

    (4) Date Filed: March 15, 2001
---------------
* This amount is completely offset by the $62,694 fee previously paid in connection with the filing of the Form S-4 by Sybase, Inc. on March 15, 2001, in connection with the first step of the transactions of which the merger that is the subject of this information statement is a part.

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

     The unaudited pro forma combined condensed financial statements are hereby amended as follows:

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

     The following unaudited pro forma combined condensed financial statements for the three month period ended March 31, 2001, give effect to the contemplated merger between Sybase and NEON accounted for as a purchase business combination.

     On February 20, 2001 Sybase entered into a reorganization agreement with NEON for consideration estimated to be approximately $339.3 million as of such date, consisting of approximately 14.3 million shares of Sybase common stock valued at $318.0 million and approximately 3.0 million options to purchase Sybase common stock valued at $16.3 million, and estimated direct acquisition costs of $5.0 million. The estimated direct acquisition costs consist primarily of investment banking fees, legal and accounting fees, regulatory filing and printing costs to be incurred by Sybase which are directly related to the offer and the merger.

     On April 11, 2001, the initial offering period for NEON shareholders to tender their shares expired. At that date, Sybase had acquired approximately 75 percent of NEON's outstanding shares. A subsequent offering period commenced on April 12, 2001, and expired on April 26, 2001. As of April 26, 2001, Sybase had acquired approximately 80 percent of all outstanding NEON shares. Sybase is currently preparing to complete the acquisition through a "long-form" merger, which calls for a meeting of the NEON shareholders on June 18, 2001 to vote on the merger.

     The actual consideration for the merger with NEON cannot yet be determined since the merger has not been completed. There can be no assurance that Sybase and NEON will not incur additional charges related to the merger or that management will be successful in its efforts to integrate the operations of the two companies. For the purpose of the following pro forma financial information, the number of shares of Sybase common stock assumed to be issued in the merger with NEON is approximately 14.3 million. This amount is based on the number of common shares of NEON outstanding as of April 11, 2001, the date Sybase acquired control of NEON. Similarly, the estimated value of options to purchase Sybase common stock to be issued in the merger with NEON is based on the outstanding options to purchase shares of NEON common stock as of April 11, 2001. The actual number of shares of Sybase common stock to be issued will be based on the actual outstanding common shares and options of NEON as of the date of completion of the merger.

     The unaudited pro forma combined condensed balance sheet combines the unaudited historical condensed balance sheets of Sybase and NEON as of March 31, 2001. The unaudited pro forma combined condensed statements of operations give effect to the proposed merger between Sybase and NEON, as if it had occurred on January 1, 2001. The unaudited pro forma combined condensed statement of operations for the three months ended March 31, 2001 combines the unaudited historical statements of operations of Sybase and NEON for the three months ended March 31, 2001. The unaudited pro forma combined condensed financial statements do not include the realization of cost savings from operating efficiencies, synergies or other restructurings that may result from the merger.

     The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the merger and the acquisition had been consummated at the beginning of the earliest period presented, nor is it necessarily indicative of future operating results or financial position. The pro forma adjustments are based upon information and assumptions available at the time of the filing of this document. The pro forma information should be read in conjunction with the accompanying notes thereto, Sybase's historical financial statements and related notes thereto incorporated by reference in this information statement, and NEON's historical financial statements and related notes thereto incorporated by reference in this information statement.

                                  SYBASE, INC.

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

                                 MARCH 31, 2001
                                 (IN THOUSANDS)

                                                                           PRO FORMA       PRO FORMA
                                      SYBASE       NEON       COMBINED    ADJUSTMENTS       COMBINED
                                     ---------   ---------   ----------   -----------      ----------
Current assets:
  Cash and cash equivalents........  $234,146    $  28,384   $  262,530    $      --       $  262,530
  Short-term cash investments......    57,748       16,408       74,156           --           74,156
                                     --------    ---------   ----------                    ----------
     Total cash, cash equivalents
       and short-term cash
       investments.................   291,894       44,792      336,686           --          336,686
  Accounts receivable, net.........   169,303       30,253      199,556           --          199,556
  Deferred income taxes............    28,566           --       28,566           --           28,566
  Other current assets.............    21,450       13,282       34,732       (5,000)(2)       29,732
                                     --------    ---------   ----------    ---------       ----------
     Total current assets..........   511,213       88,327      599,540       (5,000)         594,540
Long-term cash investments.........    49,796        7,265       57,061           --           57,061
Restricted long-term investments in
  marketable securities............        --        7,000        7,000           --            7,000
Property, equipment and
  improvements, net................    57,206       26,266       83,472       (5,900)(2)       77,572
Deferred income taxes..............    19,020        2,199       21,219           --           21,219
Capitalized software, net..........    35,216           --       35,216           --           35,216
Goodwill and other purchased
  intangibles, net.................   143,399      178,412      321,811     (178,412)(3)      437,847
                                                                             314,041(2)
                                                                             (18,500)(7)
                                                                              (1,093)(5)
Other assets.......................    39,238        6,667       45,905           --           45,905
                                     --------    ---------   ----------    ---------       ----------
  Total assets.....................   855,088      316,136    1,171,224      105,136        1,276,360
                                     ========    =========   ==========    =========       ==========
Current liabilities:
  Accounts payable.................  $ 18,277    $   6,902   $   25,179           --       $   25,179
  Accrued compensation and related
     expenses......................    39,412        8,076       47,488           --           47,488
  Accrued income taxes.............    40,736           --       40,736           --           40,736
  Other accrued liabilities........    82,207       10,587       92,794    $  61,100(2)       158,894
                                                                               5,000(1)
  Deferred revenue.................   210,739       18,571      229,310       (4,000)(2)      225,310
                                     --------    ---------   ----------    ---------       ----------
     Total current liabilities.....   391,371       44,136      435,507       62,100          497,607
Other liabilities..................     5,781          302        6,083           --            6,083
Minority interest..................     1,873           --        1,873           --            1,873
Stockholders' equity:
  Preferred stock..................        --           --           --           --               --
  Common stock.....................        91            4           95           (4)(6)          107
                                                                                  16(1)
  Additional paid-in capital.......   582,972      434,279    1,017,251     (434,279)(6)      917,283
                                                                             334,311(1)
  Accumulated earnings (deficit)...       949     (152,337)    (151,388)     152,337(6)       (17,551)
                                                                             (18,500)(7)
  Accumulated other comprehensive
     loss..........................   (31,055)      (6,459)     (37,514)       6,459(6)       (31,055)
  Deferred stock-based
     compensation..................        --       (1,239)      (1,239)       1,239(6)        (1,093)
                                                                             (1,093)(5)
  Cost of treasury stock...........   (96,894)      (2,550)     (99,444)       2,550(6)       (96,894)
                                     --------    ---------   ----------    ---------       ----------
     Total stockholders' equity....   456,063      271,698      727,761       43,036          770,797
                                     --------    ---------   ----------    ---------       ----------
     Total liabilities and
       stockholders' equity........  $855,088    $ 316,136   $1,171,224    $ 105,136       $1,276,360
                                     ========    =========   ==========    =========       ==========

   See accompanying notes to unaudited pro forma combined condensed financial statements.

                                  SYBASE, INC.

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                       THREE MONTHS ENDED MARCH 31, 2001
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                           PRO FORMA    PRO FORMA
                                        SYBASE       NEON      COMBINED   ADJUSTMENTS   COMBINED
                                       ---------   ---------   --------   -----------   ---------
Revenues:
  License fees.......................  $ 98,792    $ 22,818    $121,610    $     --     $121,610
  Services...........................   130,280      20,417     150,697          --      150,697
                                       --------    --------    --------    --------     --------
     Total revenues..................   229,072      43,235     272,307          --      272,307
Cost and expenses:
  Cost of license fees...............     8,593       1,168       9,761       2,981(4)    12,742
  Cost of services...................    61,717      11,674      73,391          --       73,391
  Product development and
     engineering.....................    29,468      10,790      40,258          --       40,258
  Sales and marketing................    85,149      17,983     103,132          --      103,132
  General and administrative.........    17,528       5,291      22,819          --       22,819
  Stock-based compensation...........        --         108         108          73(5)       181
  Amortization of goodwill and other
     purchased intangibles...........     7,173      16,496      23,669     (16,496)(3)   14,978
                                                                              7,805(4)
  Asset impairment charges...........        --       3,916       3,916          --        3,916
                                       --------    --------    --------    --------     --------
Total costs and expenses.............   209,628      67,426     277,054      (5,637)     271,417
Operating income (loss)..............    19,444     (24,191)     (4,747)      5,637          890
Interest income......................     4,503         840       5,343          --        5,343
Interest expense and other, net......      (275)        (57)       (332)         --         (332)
Minority interest....................        (8)         --          (8)         --           (8)
                                       --------    --------    --------    --------     --------
Income (loss) before income taxes....    23,664     (23,408)        256       5,637        5,893
Provision for income taxes...........     8,756         241       8,997          --        8,997
                                       --------    --------    --------    --------     --------
  Net income (loss)..................  $ 14,908    $(23,649)   $ (8,741)   $  5,637     $ (3,104)
                                       ========    ========    ========    ========     ========
  Pro forma net income(loss) per
     share -- Basic(8)...............  $   0.17    $  (0.64)                            $  (0.03)
  Pro forma net income(loss) per
     share -- Diluted(8).............  $   0.16    $  (0.64)                            $  (0.03)
  Number of shares used in pro forma
     per share
     calculation -- basic(8).........    87,350      36,769                  14,350      101,700
  Number of shares used in pro forma
     per share
     calculation -- diluted(8).......    90,667      36,769                  14,350      101,700

   See accompanying notes to unaudited pro forma combined condensed financial statements.

                NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
                              FINANCIAL STATEMENTS

     The unaudited pro forma combined condensed consolidated balance sheet has been prepared to reflect the acquisition of NEON by Sybase as if the acquisition had occurred on March 31, 2001, the date of the pro forma balance sheet. The unaudited pro forma combined condensed consolidated statement of operations for the three months ended March 31, 2001 has been prepared to reflect the acquisition of NEON by Sybase as if the acquisition had occurred on January 1, 2001. Sybase will account for the acquisition of NEON as a purchase business combination. The pro forma combined consolidated statement of operations for the three months ended March 31, 2001 reflects the combination of the separate historical statement of operations of NEON and Sybase. The pro forma combined balance sheet reflects the combination of the separate historical balance sheets of NEON and Sybase as of March 31, 2001.

     The total estimated purchase price of the acquisition has been allocated on a preliminary basis to assets and liabilities based on management's determination of their fair values. The excess of the estimated purchase price over the fair value of the net tangible assets acquired is approximately $314.0 million. The preliminary allocation has resulted in a charge for purchased in-process research and development estimated to be $18.5 million, estimated developed technology of $47.7 million, estimated assembled workforce of $9.0 million, estimated stock based compensation of $1.1 million and estimated goodwill of $237.7 million. This allocation is subject to change pending completion of the final analysis of the fair value of the assets acquired and liabilities assumed, and the completion of work performed by an independent third party appraiser. It is estimated that the developed technology, assembled workforce, and goodwill will be amortized on a straight-line basis over periods of 4, 6 and 8 years, respectively. The stock based compensation which relates to the intrinsic value of the unvested options assumed, will be amortized over a period of approximately 3.75 years. The in-process research and development will be written off as a non-recurring charge, and is excluded from the pro forma statement of operations.

     Pro forma adjustments for the unaudited pro forma combined condensed balance sheet as of March 31, 2001 and statements of operation for the three months ended March 31, 2001 are as follows:

 (1) To reflect the acquisition of all of the outstanding capital stock of NEON for a total estimated purchase price of approximately $339.3 million. The purchase consideration consists of the following:

    (a) Issuance of approximately 14.3 million shares of Sybase common stock with a fair value of approximately $318.0 million. The fair value per share of common stock issued is based on the average of the closing prices on the two days prior to and after the acquisition agreement announcement, February 16, February 20, February 21 and February 22, 2001, respectively.

    (b) Assumption of options to purchase approximately 3.0 million shares of Sybase common stock with a fair value of approximately $16.3 million. The fair value of the options assumed was determined based on the Black-Scholes model. Assumptions used in determining the fair value of the options assumed under the Black-Scholes model are as follows:

        - Fair market value of the underlying shares is based on the average closing price of Sybase shares for February 16, February 20, February 21, and February 22.

        - Expected life -- .25 to 3.5 years

        - Expected volatility -- .7093

        - Risk-free interest rate -- 6.18%

        - Expected dividend rate -- 0%

       (c) Merger related costs of approximately $5.0 million consisting primarily of Sybase's fees for investment bankers, attorneys, accountants, filing and financial printing.

 (2) The preliminary allocation of the purchase price over the fair value of net tangible assets acquired, using an assumed March 31, 2001 closing date for purposes of determining net tangible assets has been determined as follows (in millions):

      Total purchase price........................................  $339.3

      Less: Fair value of identifiable net tangible assets
        acquired..................................................  $ 93.3

      Add: Pro forma merger related adjustments...................  $ 68.0

      Excess of purchase price over fair value of identifiable net tangible assets...........................................  $314.0

      The above represents the allocation of the purchase price over the estimated fair value of NEON's net tangible assets at March 31, 2001, adjusted as follows for estimated impaired assets, restructuring costs and other merger related adjustments (in millions).

      Litigation accruals.........................................  $ 40.0

      Inventory write off.........................................  $  5.0

      Property, equipment and improvements write off..............  $  5.9

      Severance costs.............................................  $  4.9

      Facilities costs............................................  $  5.2

      NEON operating loss from April 1 to April 11, 2001..........  $  5.0

      Other merger related costs and adjustments..................  $  2.0
                                                                    ------

                                                                    $ 68.0

      The litigation accruals include a $39.0 million jury verdict judgement against NEON awarded in June 2001 related to a litigation matter existing prior to the acquisition date.

      Other merger related costs include NEON merger related liabilities, partially offset by the adjustment to reduce certain NEON deferred revenues to cost plus a reasonable margin.

 (3) To reflect the elimination of NEON's amortization charges related to historical acquisitions and purchase of technology.

 (4) To reflect the amortization of goodwill, developed technology, and assembled workforce acquired in connection with the NEON acquisition. These intangibles are being preliminarily amortized on a straight-line basis over periods of 8, 4 and 6 years, respectively. The allocation between the various intangible assets acquired, and the amortization period of these intangible assets is subject to change pending finalization of the evaluation currently being performed by an independent third party.

 (5) To reflect the amortization of deferred stock compensation relating to the unvested options assumed. The options which have been preliminarily valued at $1.1 million will be amortized to stock compensation expense over the options' remaining vesting period of approximately 3.75 years.

 (6) To reflect the elimination of NEON's historical stockholders' equity accounts.

 (7) To reflect the write-off of in-process research and development which is excluded from the statement of operations as a non-recurring charge.

 (8) Pro forma net income (loss) per share reflects the impact of the adjustments above. Pro forma basic net income (loss) per share is computed using the weighted average number of shares of common stock outstanding after the issuance of Sybase common stock to acquire the outstanding shares of NEON. Pro forma diluted net income (loss) per share is computed as described above and also gives effect to any dilutive options. Stock options are excluded from the calculation during loss periods as their effect is antidilutive.